SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.1)

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AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 16, 2004

To the Stockholders of Ameristar Casinos, Inc.

      The Annual Meeting of Stockholders of Ameristar Casinos, Inc. will be held at 2:00 p.m. (local time) on Friday, July 16, 2004, at the Venetian Hotel, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect three Class C Directors to serve for a three-year term; and

2.	To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

      A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the year ended December 31, 2003 is enclosed herewith.

      The Board of Directors has fixed the close of business on May 18, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

      Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

CRAIG H. NEILSEN
President and Chief Executive Officer

Las Vegas, Nevada

April 28, 2004

AMERISTAR CASINOS, INC.

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. (“ACI” or the “Company”), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Friday, July 16, 2004, or any adjournments or postponements thereof (the “Annual Meeting”). It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 11, 2004.

      Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of ACI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted “for” the persons nominated by the Board of Directors.

      In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by ACI. Although there are no formal agreements to do so, it is anticipated that ACI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

      Only stockholders of record at the close of business on May 18, 2004 are entitled to receive notice of and to vote at the Annual Meeting. As of April 15, 2004, the Company had 26,955,351 shares of Common Stock outstanding, which constituted all of the outstanding voting securities of the Company. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

      Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes in the election of directors. Under Nevada law, in general, the affirmative vote of a majority of the votes actually cast on any other proposal that may be presented at the Annual Meeting will constitute the approval of the stockholders.

      A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies the Company, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors.

      Craig H. Neilsen, the Chairman of the Board, President and Chief Executive Officer of the Company, owns 15,479,200 shares of the Company’s Common Stock, which represented approximately 57.4% of the voting power of the Company as of April 15, 2004. Mr. Neilsen intends to vote all such shares “for” the election as Directors of the persons nominated by the Board of Directors. Mr. Neilsen’s vote will be sufficient to cause the election of the Directors nominated by the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

      The Company’s Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The authorized number of Directors is currently set at seven. Of the seven incumbent Directors, three are Class C Directors whose terms are expiring in 2004 and who have been nominated for re-election by the Company as described below. Biographical information concerning the nominees and the other Directors of the Company is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

      The Board of Directors has nominated each of the incumbent Class C Directors to be elected for a term expiring at the 2007 Annual Meeting of Stockholders and until such person’s successor has been duly elected and qualified, or until his earlier death, resignation or removal. The incumbent Class C Directors nominated are Craig H. Neilsen, Joseph E. Monaly and J. William Richardson.

      The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should the nominees named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person(s) as the Board of Directors may recommend.

      The Board of Directors recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

      The following sets forth certain information as of April 15, 2004 with regard to each of the Directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 2005, 2006 and 2004, respectively.

Name	Age	Position

Craig H. Neilsen	62	Chairman of the Board, President, Chief Executive Officer and Class C Director
Gordon R. Kanofsky	48	Executive Vice President
Thomas M. Steinbauer	53	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Angela R. Frost	39	Senior Vice President of Operations
Peter C. Walsh	47	Senior Vice President and General Counsel
Larry A. Hodges†	55	Class A Director
Joseph E. Monaly*	68	Class C Director
Leslie Nathanson Juris†	57	Class B Director
J. William Richardson*†	56	Class C Director
W. Bruce Turner*	44	Class A Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

      Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Pete’s, Inc. (“CPI”), a predecessor and now a subsidiary of the Company. Mr. Neilsen has also been the President and sole director of each of the Company’s other subsidiaries since its inception. Mr. Neilsen has been actively involved in the development and operation of all of the Company’s properties for more than 17 years. Mr. Neilsen also owns a controlling interest in several other closely held entities unrelated to the business of the Company, most of which are engaged in real estate development and management operations. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company.

      Mr. Kanofsky joined the Company in September 1999 and has been Executive Vice President since March 2002 after initially serving as Senior Vice President of Legal Affairs. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999. While in private practice, Mr. Kanofsky represented the Company beginning in 1993. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

      Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since its inception. Mr. Steinbauer was appointed as Secretary of the Company in June 1998 and as Chief Financial Officer in July 2003. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until 1995. Mr. Steinbauer has more than 25 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

      Ms. Frost, formerly known as Angela R. Baker, was promoted to Senior Vice President of Operations of the Company in January 2002 and is responsible for overseeing the Company’s operations as well as the operational aspects of the Company’s construction projects. Ms. Frost has been with the Company or its predecessor, CPI, in various capacities since 1984. Most recently, Ms. Frost was Vice President of Hotel Operations since joining the corporate office in January 2001. Ms. Frost served as the Senior Vice President and General Manager of The Reserve Hotel & Casino in Henderson, Nevada from 1997 until its sale by the Company in January 2001, and was the General Manager of the Company’s Jackpot properties from 1995 until moving to The Reserve in 1997. Ms. Frost served in various capacities at the Jackpot properties prior to becoming the General Manager.

      Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree from Loyola Marymount University in Los Angeles.

      Mr. Hodges became a Director of the Company in March 1994. Since July 2003, he has been a Managing Director of RKG Osnos Partners, LLC, a privately held management firm. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West.

      Mr. Monaly became a Director of the Company in April 2001. Mr. Monaly retired in 1989 as an audit partner with Arthur Andersen LLP, where he had international responsibility for the firm’s gaming industry practice. He has over 30 years’ experience in auditing and consulting with gaming companies. He co-authored with leaders of the industry the first authoritative audit and accounting guide for gaming under the auspices of the American Institute of Certified Public Accountants. He has served on various commissions and municipal task forces since his retirement from public accounting. Mr. Monaly is a graduate of the University of Southern California where he earned a Bachelor of Science degree in Accounting.

      Ms. Nathanson Juris became a Director of the Company in May 2003. She has over 24 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been President of Nathanson/ Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

      Mr. Richardson was elected by the Board of the Directors as a Director of the Company in July 2003. Mr. Richardson has over 30 years’ experience in the hotel industry. Since February 2004, he has been Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive finance positions with Interstate Hotels Corporation (a predecessor of IHR), most recently Vice Chairman/ Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance with the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/ Finance from the University of Kentucky.

      Mr. Turner became a Director of the Company in May 2001. Since October 1999, Mr. Turner has served as a director of GTECH Holdings Corporation, a supplier of online lottery systems and services, and he has served as GTECH’s President and Chief Executive Officer since August 2002. He served as its Chairman of the Board from June 2000 through August 2002 and its President, Chief Executive Officer and Chief Operating Officer from July 2000 to March 2001. Prior to joining GTECH, Mr. Turner worked as an investment analyst in the gaming and leisure industry, most recently as a Managing Director with Salomon Smith Barney (previously Salomon Brothers), which he joined in 1994 as a Vice President of Equity Research. Prior to joining Salomon Smith Barney, Mr. Turner served as the Director of Leisure Equity Research with Raymond James & Associates, a regional financial institution in St. Petersburg, Florida. Mr. Turner is a graduate of the U.S. Military Academy at West Point. He also received a Masters degree in Management and Supervision from Central Michigan University and a Masters in Business Administration degree from the University of Tampa.

      Officers serve at the discretion of the Board of Directors.

Key Personnel

      The table below sets forth information about key management personnel of the Company.

Name	Age	Position

Ursula Conway	48	Chief Information Officer
Richard deFlon	50	Senior Vice President of Design
Paul Eagleton	40	Chief Marketing Officer
Thomas Malone	45	Vice President and Controller
Alan Rose	55	Senior Vice President of Construction

      Ms. Conway joined the Company in 2000 as Vice President of Information Technology and was promoted to Chief Information Officer in November 2002. In this position, she is responsible for overseeing the information technology needs of the Company and its subsidiaries. Ms. Conway led the information technology systems conversion of Ameristar Casino Hotel Kansas City and Ameristar Casino St. Charles following the acquisition of those properties in 2000 and also played an integral role in the opening of the new Ameristar Casino St. Charles in August 2002. Prior to joining the Company, Ms. Conway held several positions with Mirage Resorts, Incorporated and consulted with Resources Connection, Arthur Young and Coopers & Lybrand. In her previous positions, Ms. Conway led major software development efforts, restructured IT service organizations, opened major gaming properties (Treasure Island and Bellagio), and prepared tactical and strategic technology plans for an assortment of companies. Ms. Conway, a certified public accountant, holds a Bachelor of Science degree in Management Information Systems from the University of Arizona, where she now serves on the MIS Department Board of Advisors.

      Mr. deFlon joined the Company as Senior Vice President of Design in October 2001. He is responsible for overseeing all aspects of project design for the Company’s properties and is also involved in various other development opportunities for the Company. Prior to joining the Company, Mr. deFlon was a principal partner of Devine deFlon Yaeger, Inc., an architectural firm. Prior to leading Devine deFlon Yaeger, Inc., Mr. deFlon served as a Vice President and Director of Sports Practice at the leading architectural and design firm Ellerbe Becket. Prior to his association with Ellerbe Becket, Mr. deFlon was a founding principal and Senior Vice President at the architectural and design firm HOK’s Sports Facilities Group. In his previous positions, Mr. deFlon played a leading role in the design of such projects as the MGM Grand Garden Arena in Las Vegas, the Olympic Stadium in Atlanta, Georgia and Oriole Park at Camden Yards in Baltimore, Maryland. Mr. deFlon holds Bachelor of Science degrees in Architecture and Environmental Design from the University of Kansas.

      Mr. Eagleton joined the Company in 1999 as Vice President of Marketing and was promoted to Chief Marketing Officer in June 2002. Before joining the Company, he served from 1995 to 1999 as Senior Vice President of Television Marketing for Rysher Entertainment, then a division of Cox Broadcasting. He has also held marketing and sales positions with ITC Entertainment (Polygram/Universal), Fox Broadcasting and American Motors (Chrysler). Mr. Eagleton earned a Masters in Business Administration degree in Marketing from the University of Michigan, Ann Arbor, and an undergraduate degree from the University of California, Los Angeles.

      Mr. Malone became the Company’s Vice President and Controller in July 2002. In such capacity, he is the Company’s chief accounting officer and responsible for the accounting and financial reporting functions of the Company and its subsidiaries. Mr. Malone joined the Company in June 2001 as Director of Internal Audit. Prior to joining the Company, he was a partner with KPMG, a “big-four” public accounting and consulting firm with extensive international clientele. Mr. Malone has more than 15 years of domestic and international experience in audit and assurance-related services within the hospitality, construction and real estate industries. Mr. Malone has a Bachelor of Science degree in Accounting from the University of Illinois.

      Mr. Rose joined the Company as Senior Vice President of Construction in May 2001 and is responsible for directing construction activities at all of the Company’s properties. Mr. Rose has more than 30 years of construction management experience in the hospitality and entertainment industries. Prior to joining the Company, he was Vice President of Walt Disney Imagineering and managed major projects ranging in size from $100 million to $300 million. He has been involved in the concept, design and construction of hotels and resorts in Florida and California, including the Grand California Hotel and Downtown Disney, the Coronado Springs Hotel, City of Celebration, BoardWalk Inn and Villas, the Disney Institute and Villas at Vero Beach Resort, as well as the Hilton Head Island Resort in South Carolina. Mr. Rose has a Bachelor of Science degree in Civil Engineering from The Ohio State University.

Board of Directors and Committees

      Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not employed by the Company (referred to as an “Outside Director”) receives an annual Director’s fee of $30,000, paid quarterly, plus $3,500 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairman of the Audit Committee receives an additional annual fee of $10,000, paid quarterly, for service in such capacity. Pursuant to the Company’s 2002 Non-Employee Directors’ Stock Election Plan, each Outside Director may elect to be paid all or a portion of his or her Director’s fee in shares of the Company’s Common Stock in lieu of cash.

      The Board has adopted a general policy of granting options to purchase 10,000 shares of Common Stock to each new Outside Director who joins the Board and options to purchase 7,500 shares of Common Stock to each Outside Director on the date of each annual meeting of stockholders so long as such Outside Director has held such position for at least six months. All options granted pursuant to the policy vest on the first anniversary of the grant date. The Company also reimburses each Outside Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing. The Board held five meetings during 2003.

      The Board of Directors has determined that Messrs. Hodges, Monaly, Turner and Richardson, and Ms. Nathanson Juris, are “independent,” as such term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements.

      Stockholders may communicate with the Board of Directors or individual Directors by mail addressed to the same at the Company’s principal office in Las Vegas. The Company transmits such communications directly to the Director(s) without screening them.

      Since July 2003, the Audit Committee has consisted of Messrs. Monaly, Richardson and Turner, with Mr. Monaly serving as Chairman of the Committee. Prior to that, Mr. Monaly served as the Chairman, and Messrs. Hodges and Turner served as members, of the Audit Committee. The Board of Directors has determined that Messrs. Monaly and Richardson are “audit committee financial experts,” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter, as currently in effect, is included as Appendix A hereto. The functions of the Audit Committee include selecting the Company’s independent public accountants and approving the terms of their engagement, approving the terms of any other services to be rendered by the independent public accountants, discussing with the independent public accountants the scope and results of their audit, reviewing the Company’s audited financial statements, considering matters pertaining to the Company’s accounting policies, reviewing the adequacy of the Company’s system of internal controls and providing a means for direct communication between the independent public accountants and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent public accountants. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held four meetings during 2003.

      Since July 2003, the Compensation Committee has consisted of Messrs. Richardson and Hodges and Ms. Nathanson Juris, with Mr. Richardson serving as Chairman of the Committee. Prior to that, Mr. Hodges served as the Chairman, and Messrs. Monaly and Turner served as members, of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, which was included as an appendix to the Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders. The functions of the Compensation Committee include reviewing and approving compensation for the Chief Executive Officer and other executive officers, reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company, administering the Company’s stock-based incentive compensation plans and selecting participants for the Company’s Deferred Compensation Plan. The Compensation Committee held six meetings during 2003.

      The Company has no nominating committee or committee performing similar functions because it believes that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of directors are made by the entire Board of Directors, five of the seven of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market, Inc. generally require nominations to be made by an independent committee or a majority of the independent Directors, the Company is exempt from such requirement as a “controlled company” by virtue of Mr. Neilsen’s ownership of a majority of the Company’s voting power.

      The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. The Company believes that such a policy is unnecessary because it does not limit the sources from which it may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at the Company’s principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and the Company also retains and pays third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees.

      During 2003, each Director other than Mr. Turner attended at least 75% of the total number of meetings of the Board of Directors (held during the period in which he or she was a Director) and each committee thereof on which such Director served (held during the period in which such he or she served). Mr. Turner attended nine of the total of 13 such meetings (69%). The Company has not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but it expects all Directors to attend annual meetings in the absence of unusual circumstances. Five of the six members of the Board of Directors at the time of the 2003 Annual Meeting of Stockholders attended that meeting.

      The Company’s Gaming Compliance Program requires one of the members of the Company’s Compliance Committee to be an Outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the chairman of the Compliance Committee. For these additional services, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. The Compliance Committee held four meetings during 2003. Mr. Steinbauer is also a member of the Compliance Committee, but he does not receive any separate compensation for these services.

Code of Ethics

      The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of Regulation S-K, that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer/controller. The Company filed the Code of Ethics as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2003.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of April 15, 2004 concerning “beneficial” ownership of the Common Stock, as that term is defined in the rules and regulations of the Securities and Exchange Commission, by: (i) all persons known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each executive officer and (iv) all executive officers and

Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

	Common Stock		Percent of
	Beneficially		Outstanding
Name of Beneficial Owner	Owned		Common Stock

Craig H. Neilsen	15,479,200	(1)	57.4%
Kornitzer Capital Management, Inc.	1,582,953	(2)	5.9%
Gordon R. Kanofsky	67,566	(3)	(4)
Thomas M. Steinbauer	500	(5)	(4)
Angela R. Frost	38,268	(6)	(4)
Peter C. Walsh	61,248	(3)	(4)
Larry A. Hodges	32,000	(7)	(4)
Joseph E. Monaly	18,000	(8)	(4)
W. Bruce Turner	20,292	(8)	(4)
J. William Richardson	0		—
Leslie Nathanson Juris	10,000	(7)	(4)
All executive officers and Directors as a group (10 persons)	15,727,074	(9)	57.8%

(1)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.

(2)	Kornitzer Capital Management, Inc.’s mailing address is 5420 West 61st Place, Shawnee Mission, Kansas 66205. Information regarding Kornitzer Capital Management, Inc., a registered investment adviser, is as of December 31, 2003 and is derived from the Schedule 13G that it filed with the Securities and Exchange Commission.

(3)	Consists solely of shares which may be acquired within 60 days of April 15, 2004 upon exercise of stock options. Options are owned by a family trust of which the named officer is a co-trustee with his wife, with whom he shares voting and investment power.

(4)	Represents less than 1% of the outstanding shares of Common Stock.

(5)	Consists of shares held jointly by Mr. Steinbauer and his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

(6)	Includes 38,068 shares which may be acquired within 60 days of April 15, 2004 upon exercise of stock options.

(7)	Consists solely of shares which may be acquired within 60 days of April 15, 2004 upon exercise of stock options.

(8)	Includes 17,500 shares which may be acquired within 60 days of April 15, 2004 upon exercise of stock options.

(9)	Includes 243,882 shares which may be acquired within 60 days of April 15, 2004 upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To the best of the Company’s knowledge, all filings for the year 2003 required to be made by the Company’s executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended, were made on a timely basis.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

      Since July 2003, the Compensation Committee of the Board of Directors has consisted of Messrs. Richardson and Hodges and Ms. Nathanson Juris. Prior to that, the members of the Compensation Committee were Messrs. Hodges, Monaly and Turner. None of the members is or was an employee or officer or a former employee or officer of the Company or its subsidiaries.

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors administers the Company’s stock incentive plans (including the Amended and Restated 1999 Stock Incentive Plan and the Management Stock Option Incentive Plan, as amended (which was terminated in June 1999)), pursuant to which employees of the Company (including its executive officers) may receive stock option and restricted stock grants. The Compensation Committee also determines salaries and other compensation of the executive officers of the Company and determines which employees of the Company are eligible to participate in the Company’s Deferred Compensation Plan. None of the actions or recommendations of the Compensation Committee in 2003 were modified or rejected by the Board of Directors.

General Compensation Philosophy

      The Compensation Committee tries to compensate the Company’s executive officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for the Company’s profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

      Compensation for the Company’s executive officers awarded in 2003 consisted principally of salary, a cash bonus and the award of stock options. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan and group life insurance, as well as certain benefit plans available solely to highly compensated employees, including a supplemental medical plan and the Deferred Compensation Plan.

      In making its determinations as to salary, the Compensation Committee considered, among other things, (i) the Company’s financial results during 2003, (ii) the compensation paid to the executive officers in prior years, (iii) the recommendation of the Company’s Chief Executive Officer and (iv) the amount of compensation paid by the Company’s competitors to their executive officers. No specific weight was assigned to any particular factor.

      For 2003, each of the executive officers was awarded a cash bonus as set forth in the “Summary Compensation Table” below. The Compensation Committee determined the cash bonuses to be paid to corporate senior management pursuant to an annual bonus program established in July 2003 and a performance-based bonus plan previously approved by the Company’s stockholders for the Company’s Chief Executive Officer. The senior management bonus program set forth: (1) a target bonus, expressed as a percentage of base salary, for each member of senior management based on a target level of consolidated earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) expected to be achieved by the Company in 2003; and (2) a formula pursuant to which such executive’s actual bonus would be determined as a percentage (not to exceed 200%) of his or her target bonus based on the actual EBITDA achieved by the Company in 2003. The Compensation Committee also elected to adjust the formula in some cases based on discretionary factors.

      In 2003, the Compensation Committee awarded stock options to 126 employees of the Company or its subsidiaries to purchase an aggregate of 524,840 shares of the Company’s Common Stock. The per-share exercise price of these stock options ranged from $10.925 to $24.80, with a weighted average per-share exercise price of $20.42. Of these options, a total of 75,630 options were awarded to four executive officers of the Company, Messrs. Kanofsky, Steinbauer and Walsh and Ms. Frost, as set forth in the “Option Grants in 2003” table below.

      The Compensation Committee believes it is both appropriate and important that the long-term economic interests of its executive officers and key employees be aligned with those of the Company’s stockholders. In December 2002, following a review of the Company’s equity compensation structure by an independent compensation consultant, the Compensation Committee adopted a new equity compensation program for the Company. This program provides for the annual award of stock options to all eligible employees, including executive officers other than the President and Chief Executive Officer, based primarily on the grant-date value of the options as a percentage of the employee’s base salary, which percentage fluctuates based on the employee’s level. At the same time, the number of options awarded to new employees upon hire has been reduced compared to the Company’s prior practice. Annual awards under the program were made in December 2003.

      The Company also maintains a Deferred Compensation Plan, a non-qualified plan that allows highly compensated employees selected by the Compensation Committee (or the Chairman of the Committee acting on delegated authority) to defer a portion of their salary and bonus. The Company matches the first 5% of a participant’s salary deferrals and the first 5% of a participant’s bonus deferrals, which matching contributions vest over the employee’s first five years of participation in the plan. There are currently approximately 43 participants in the Deferred Compensation Plan, including each of the executive officers.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and the four other most highly compensated executive officers of a publicly-traded corporation. In 2003, $147,327 of compensation paid to Mr. Neilsen was not deductible as a result of Section 162(m). The Compensation Committee takes into account the effect of Section 162(m) if the potential compensation payable to any executive officer approaches $1,000,000, and the Compensation Committee has done so in adopting the Performance-Based Bonus Plan for Craig H. Neilsen, which was approved by the Company’s stockholders in 2002 (the “Bonus Plan”). The Bonus Plan is a qualifying performance-based plan and, as a result, amounts awarded under the Bonus Plan are not subject to the deductibility limitation of Section 162(m). However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

Compensation of Chief Executive Officer

      The Company’s Chief Executive Officer is in a unique compensation position in that he owns approximately 57% of the outstanding stock of the Company. He has not been granted any awards under the Company’s stock incentive plans, and the Compensation Committee does not currently intend to grant any such awards. The Compensation Committee believes that the long-term interests of the Chief Executive Officer are already aligned with those of the other stockholders. In the opinion of the Compensation Committee, awards under the Company’s stock incentive plans to the Chief Executive Officer would not provide a material incentive to him. The Compensation Committee believes that the Chief Executive Officer should be compensated primarily by cash, including an incentive bonus, and deferred compensation.

      In 2003, the Chief Executive Officer’s annual salary was $750,000 and he was awarded a cash bonus of $914,060. Mr. Neilsen was also paid $360,577 for unused vacation time accrued over approximately four years and for which Mr. Neilsen was entitled to be cashed-out pursuant to Company policy. In determining Mr. Neilsen’s salary, the Compensation Committee took into account the factors described above for the Company’s executive officers generally.

      In determining Mr. Neilsen’s bonus for 2003, the Compensation Committee implemented the Bonus Plan previously established for him. Under the Bonus Plan, the Compensation Committee established: (1) a target bonus for Mr. Neilsen based on a target level of EBITDA expected to be achieved by the Company in 2003; and (2) a formula pursuant to which Mr. Neilsen’s actual bonus would be determined as a percentage (not to exceed 200%) of his target bonus, based on the actual EBITDA achieved by the Company in 2003.

Under the Bonus Plan, the Compensation Committee also retains discretion to adjust Mr. Neilsen’s actual bonus downward (but not upward) from the amount determined by applying the formula.

      In addition to the $877,310 bonus awarded pursuant to the Bonus Plan, the Compensation Committee awarded Mr. Neilsen an additional discretionary bonus in the amount of $36,750 in order to equalize Mr. Neilsen’s bonus percentage with the formula bonus percentage of the other executive officers. The bonus formulas established for 2004 have addressed the technical issue that resulted in the 2003 variance.

Compensation Committee

J. William Richardson, Chairman
Larry A. Hodges
Leslie Nathanson Juris

Summary of Compensation of Named Executive Officers

      The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001. The “Named Executive Officers” include the Chief Executive Officer and the other four executive officers of the Company at December 31, 2003.

Summary Compensation Table

					Long-Term
					Compensation
					Awards(4)
	Annual Compensation(1)
					Shares
				Other Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)(2)	($)	($)(3)	(#)	($)(5)

Craig H. Neilsen,	2003	$1,110,577	$914,060	—	0	$110,734
Chairman of the Board,	2002	$739,904	$562,500	—	0	$74,454
President and Chief	2001	$375,000	$375,000	—	0	$22,576
Executive Officer
Gordon R. Kanofsky,	2003	$382,596	$397,212	—	24,170	$46,793
Executive Vice	2002	$357,692	$150,000	—	27,830	$33,150
President(6)	2001	$350,000	$250,000	—	0	$32,833
Thomas M. Steinbauer,	2003	$309,410	$219,457	—	24,770	$33,947
Senior Vice President of	2002	$331,910	$125,000	—	0	$30,291
Finance and Chief	2001	$299,726	$150,000	—	0	$17,832
Financial Officer
Peter C. Walsh,	2003	$310,846	$261,849	—	13,140	$35,431
Senior Vice President and	2002	$218,077	$103,500	—	181,240	$18,140
General Counsel(7)
Angela R. Frost,	2003	$313,558	$264,419	—	13,550	$35,636
Senior Vice President	2002	$302,245	$92,000	—	56,400	$21,628
of Operations(8)

(1)	Amounts shown include cash compensation earned for the periods reported, whether paid or accrued in such periods.

(2)	Salary includes base salary plus amounts paid in respect of earned but unused vacation time. As of April 15, 2004, the current annual salary levels for the Named Executive Officers were: Mr. Neilsen — $750,000; Mr. Kanofsky — $400,000; Mr. Steinbauer — $315,000; Mr. Walsh — $330,000; and Ms. Frost — $325,000.

(3)	During 2003, 2002 and 2001, the Named Executive Officers received certain personal benefits, including complimentary food, lodging and entertainment at the Company’s properties, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the salary and bonus reported for such Named Executive Officer in such years.

(4)	The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 2003, 2002 or 2001.

(5)	“All Other Compensation” includes the following amounts:

		Company match	Company match under	Medical and term life
Name	Year	under 401(k) Plan	Deferred Comp. Plan	insurance premiums

Craig H. Neilsen	2003	$4,000	$101,232	$5,502
	2002	$4,000	$65,120	$5,334
	2001	$3,400	$14,423	$4,753
Gordon R. Kanofsky	2003	$4,000	$38,990	$3,803
	2002	$4,000	$25,385	$3,765
	2001	$3,400	$25,962	$3,471
Thomas M. Steinbauer	2003	$4,000	$26,443	$3,504
	2002	$4,000	$22,845	$3,446
	2001	$3,400	$10,962	$3,470
Peter C. Walsh	2003	$4,000	$28,635	$2,796
	2002	$0	$14,983	$3,157
Angela R. Frost	2003	$4,000	$28,899	$2,737
	2002	$4,000	$15,112	$2,516

(6)	Mr. Kanofsky was promoted to Executive Vice President in March 2002. Mr. Kanofsky previously served as the Company’s Senior Vice President of Legal Affairs.

(7)	Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002.

(8)	Ms. Frost was promoted to Senior Vice President of Operations and became an executive officer of the Company in January 2002.

Option Grants

      The following table sets forth information with respect to grants of stock options to the Named Executive Officers during 2003. All of the stock options described below were awarded on December 11, 2003 under the Company’s Amended and Restated 1999 Stock Incentive Plan. Except for the grant of 13,350 shares to Mr. Steinbauer, all of the options vest at the rate of 20% per year on each anniversary of the date of grant and have a per-share exercise price equal to the fair market value of the Common Stock on the date of grant. Of the 24,770 options granted to Mr. Steinbauer, 13,350 were priced and vest as if they were granted on December 20, 2002, in order to place Mr. Steinbauer in the same position as the other executive officers who received an annual stock option grant on that date. No stock appreciation rights were granted by the Company in 2003.

OPTION GRANTS IN 2003

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees	Exercise		Option Term(1)
	Options	in Fiscal	Price	Expiration
Name	Granted(#)	Year	($/Share)	Date	0%($)	5%($)	10%($)

Gordon R. Kanofsky	24,170	4.61%	$23.055	12/11/2013	0	$350,465	$888,127
Thomas M. Steinbauer	13,350	2.54%	$13.935	12/20/2012	$121,759	$291,452	$539,723
	11,420	2.18%	$23.055	12/11/2013	0	$165,590	$419,628
Peter C. Walsh	13,140	2.50%	$23.055	12/11/2013	0	$190,530	$482,830
Angela R. Frost	13,550	2.58%	$23.055	12/11/2013	0	$196,475	$497,895

(1)	These amounts represent the stated assumed rates of appreciation only. The actual value, if any, will depend on the future performance of the Common Stock.

Option Exercises and Holdings

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 2003 and unexercised options held as of the end of the year.

AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares	Value	Fiscal Year-End(#)		Fiscal Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Unexercisable	Exercisable	Unexercisable	Exercisable

Gordon R. Kanofsky	26,600	$362,255	94,434	67,566	$1,248,679	$1,313,990
Thomas M. Steinbauer	0	$0	22,900	32,370	$145,389	$637,838
Peter C. Walsh	0	$0	158,132	36,248	$494,909	$118,948
Angela R. Frost	15,000	$201,199	67,708	62,068	$421,921	$1,138,369

(1)	The value realized represents the average of the high and low trading prices of the Company’s Common Stock on the Nasdaq National Market on the date of exercise less the exercise price of the options.

(2)	The values of unexercised in-the-money options have been determined based on the average of the high and low trading prices of the Company’s Common Stock on the Nasdaq National Market on December 31, 2003 ($24.51) less the exercise price of the options.

Equity Compensation Plan Information

      The following table presents certain information regarding the Company’s equity compensation plans as of December 31, 2003.

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
Plan Category	warrants and rights(a)	warrants and rights(b)	column(a))(c)

Equity compensation plans approved by security holders	2,825,852	$14.27	1,526,944 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,825,852	$14.27	1,526,944 (1)

(1)	Includes 197,532 shares of Common Stock remaining available for future issuance under the Company’s 2002 Non-Employee Directors’ Stock Election Plan.

Employment Agreements

      The Company and Mr. Kanofsky have entered into an amended and restated employment agreement. The annual term of the employment agreement is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a period of two years after termination of Mr. Kanofsky’s employment, unless Mr. Kanofsky’s employment is terminated within 12 months following a change in control (as defined in the agreement), in which case the term of the covenant not to compete is 12 months. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which the Company or one of its subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. The agreement provides that in the event Mr. Kanofsky’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Kanofsky for good reason, which includes a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to two times his annual base salary in effect at the time. In the event of a change in control of the Company (as defined), the Company must pay to Mr. Kanofsky an amount equal to two times his annual base salary in effect at the time of the change in control whether or not his employment is terminated. In addition, in the event that, within 12 months following a change in control, Mr. Kanofsky’s employment is terminated by the Company without cause or by Mr. Kanofsky for good reason, he would be entitled to a severance payment in an amount equal to the greater of his annual base salary in effect at the time of his termination or his annual base salary at the time of the change in control.

      The Company and Mr. Steinbauer entered into a three-year employment agreement commencing November 15, 1993, which is subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months’ prior written notice. The employment agreement, as subsequently amended in October 2001 and August 2002, includes a covenant not to compete for a term of one year after termination of his employment. This covenant applies only to competitive activities within a 90-mile radius of the operations of the Company. In the event that Mr. Steinbauer’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Steinbauer for good reason, which includes a reduction in his duties or compensation, or by Mr. Steinbauer voluntarily after July 1, 2002, he will be entitled to: (1) a severance payment of $275,000; (2) an extension of the exercisability of all of his vested stock options until the later of one year following the termination of his employment or 90 days after the cessation of any qualifying relationship with the Company under the Company’s stock option plans; and (3) continuation of his Company-paid primary and supplemental medical coverage for 18 months following his termination of employment.

      The Company has entered into employment agreements with each of Mr. Walsh and Ms. Frost, each of which has a one-year term that is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreements include a covenant not to compete for a period of 12 months after termination of the executive’s employment. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which the Company or one of its subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. Each agreement provides that in the event the executive’s employment is terminated by the Company without cause (as defined in the agreement), or by the executive for good reason, which includes a reduction in his or her duties or compensation, the executive would be entitled to a severance payment in an amount equal to his or her annual base salary in effect at the time. In the event of a change in control of the Company (as defined), the Company must pay to the executive an amount equal to his or her annual base salary in effect at the time of the change in control whether or not his or her employment is terminated. In addition, in the event that, within 12 months following a change in control, the executive’s employment is terminated by the Company without cause or by the executive for good reason, he or she would be entitled to a severance payment in an amount equal to the greater of his or her annual base salary in effect at the time of his or her termination or his or her annual base salary at the time of the change in control.

      The Company has entered into an indemnification agreement with each of its Directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company’s Bylaws and are irrevocable.

PERFORMANCE GRAPH

      The following graph presents a comparison of the performance of the Company’s Common Stock with that of the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Casinos Index as of the last trading day of each year from 1998 through 2003.

	Value of $100 Investment(1)

	12/98	12/99	12/00	12/01	12/02	12/03

Ameristar Casinos, Inc. Common Stock	$100	$146.67	$201.21	$947.21	$554.67	$950.51
S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18
Dow Jones U.S. Casinos Index(2)	100	153.93	168.31	185.47	204.11	315.63

(1)	The graph assumes $100 invested in the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Casinos Index on December 31, 1998. The comparison assumes that all dividends are reinvested.

(2)	The Dow Jones U.S. Casinos Index is a published stock price index of certain United States gaming companies weighted on a market capitalization basis.

REPORT OF AUDIT COMMITTEE

      In conjunction with its activities during the Company’s 2003 fiscal year, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company’s independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Joseph E. Monaly, Chairman
J. William Richardson
W. Bruce Turner

INDEPENDENT PUBLIC ACCOUNTANTS

      The Company’s independent public accountants for the fiscal year ended December 31, 2003 were Deloitte & Touche LLP (“Deloitte & Touche”), which firm has been selected to serve in such capacity during 2004. A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

      On May 23, 2002, the Company dismissed its former independent public accountants, Arthur Andersen LLP (“Andersen”), and engaged the services of Deloitte & Touche as its new independent public accountants. The Company’s Audit Committee and Board of Directors participated in and approved the decision to dismiss Andersen and to engage Deloitte & Touche.

      The reports of Andersen on the financial statements of the Company for the fiscal years ended December 31, 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in its report on the Company’s financial statements for such periods.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      At the Company’s request, on May 23, 2002, Andersen furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made in the four preceding paragraphs. A copy of such letter is filed as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2002.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, the Company did not consult with Deloitte & Touche regarding the matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

      In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche provided various other services to the Company and its subsidiaries during 2003. In 2002, the Company also paid Andersen for audit and audit-related services rendered before Andersen’s dismissal. The aggregate fees billed in 2003 and 2002 for each of the following categories of services rendered by Deloitte & Touche and Andersen are set forth below:

	2003		2002

Audit Fees	$572,122		$496,715	(1)
Audit-Related Fees	$204,289	(2)	$74,360	(3)
Tax Fees	$461,246	(4)	$300,460	(5)
All Other Fees	0		0

Total	$1,237,657		$871,535

(1)	Includes $66,500 paid to Andersen for audit services performed prior to its dismissal and $45,679 paid to Deloitte & Touche in connection with its re-audit of the Company’s 2000 and 2001 financial statements.

(2)	Includes fees paid in connection with a Sarbanes-Oxley Act Section 404 readiness project and services provided in connection with an employee benefit plan audit. Of these audit-related fees, 0.8% were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(1) of the Securities and Exchange Commission’s Regulation S-X.

(3)	Includes fees paid for consultation concerning financial accounting and reporting standards and services provided in conjunction with an employee benefit plan audit. Includes $22,400 paid to Andersen for audit-related services performed prior to its dismissal.

(4)	Includes fees for preparation of tax returns and claims for refunds, technical tax research and consultation, tax planning, tax advice and assistance with tax audits and appeals. Of these tax fees, 3.3% were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(1) of the Securities and Exchange Commission’s Regulation S-X.

(5)	Includes fees for preparation of tax returns and claims for refunds, technical tax research and consultation, tax planning, tax advice and assistance with tax audits and appeals.

The Audit Committee has concluded that the provision of non-audit services by the Company’s auditor is compatible with maintaining auditor independence.

CERTAIN TRANSACTIONS

      Craig H. Neilsen employs an around-the-clock staff at his residence who perform, among other things, various administrative and clerical services for Mr. Neilsen relating to Company business matters (such as placing and answering phone calls, reading, drafting and organizing letters, memos and other documents, filing materials, assisting with business meetings conducted by Mr. Neilsen, including arranging meals and beverages, making photocopies and providing other support services). If such services were not performed by Mr. Neilsen’s personal staff, the Company would need to hire dedicated executive assistants to provide such administrative support to Mr. Neilsen and the Company. Accordingly, in 2003, the Audit Committee authorized the Company to reimburse Mr. Neilsen for his actual out-of-pocket cost for these business-related services, up to a maximum amount that was established by the Audit Committee based on the cost the Company would incur if it were required to hire executive assistants to perform these administrative services for Mr. Neilsen. In 2003, the Company reimbursed Mr. Neilsen $16,954 for such expenses incurred by Mr. Neilsen in 2002 and $290,250 for such expenses incurred by Mr. Neilsen in 2003. It is expected that this reimbursement will continue in 2004.

      CPI subleases office space on a month-to-month basis from Neilsen & Company LLC, a company owned and controlled by Mr. Neilsen. In 2003, CPI paid $20,364 to Neilsen & Company for rent and expenses under the sublease. These offices support CPI’s casino-hotel operations in Jackpot, Nevada.

      The Company also leases from Neilsen & Company two condominium units located in Sun Valley, Idaho pursuant to a lease that expires on December 31, 2004. In 2003, the Company paid $48,132 to Neilsen & Company for rent for the two units. Rent for the current lease term, which commenced January 1, 2003, is

$3,911 per month (plus maintenance, supply and utility costs). The properties are made available by the Company at no charge for use by management personnel and certain business associates of the Company. The Company believes that the condominium units are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts.

      Mr. Neilsen has a 50% ownership interest in Western Golf Management, Inc., which operates a county-owned golf course in Jackpot, Nevada adjacent to the Cactus Petes property owned by CPI. CPI paid $42,918 to Western Golf Management in 2003 for sponsorship of golf tournaments, greens fees, food and beverage and other miscellaneous items.

      Ray Neilsen, the Senior Vice President and General Manager of Ameristar Vicksburg, is the son of Craig H. Neilsen. Ray Neilsen has held various other positions with the Company for the past 12 years. Ray Neilsen received salary and bonus compensation of $347,759 in 2003, as well as perquisites and other employee benefits.

      The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the transactions described above has been approved by the Company’s Board of Directors or Audit Committee. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.

FORM 10-K

      The Company will furnish without charge to each stockholder, upon written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, Attention: Corporate Controller, a copy of its Annual Report on Form 10-K for the year ended December 31, 2003 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the year ended December 31, 2003 upon the written request of any beneficial owner of the Company’s securities as of the record date for the Annual Meeting and reimbursement of the Company’s reasonable expenses. Such request should be addressed to Ameristar Casinos, Inc. as specified above.

FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented at the 2005 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by ACI not later than February 11, 2005. In the event that any stockholder proposal is presented at the 2005 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to May 3, 2005.

OTHER MATTERS

      Neither the Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

      The Annual Report to Stockholders of ACI for the year ended December 31, 2003 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Craig H. Neilsen
President and Chief Executive Officer

Las Vegas, Nevada

April 28, 2004

APPENDIX A

AMERISTAR CASINOS, INC.

AUDIT COMMITTEE CHARTER
(Effective January 30, 2004)

I.	Overview and Purpose

      The purpose of the Audit Committee (the “Committee”) of Ameristar Casinos, Inc. (the “Company”) is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company.

      While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to, among other things, conduct investigations or to assure compliance with laws and regulations or with the Company’s Gaming Compliance Program or codes of conduct. Committee members are not Company employees and are not performing the functions of auditors or accountants.

II.	Composition of the Committee

      The Committee shall consist of at least three directors, each of whom shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) as determined by the Company’s Board of Directors (the “Board”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). Each member of the Committee must be capable of reading and understanding the Company’s fundamental financial statements, such as its balance sheet, statement of operations and statement of cash flows, and shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in such Committee member’s financial sophistication (such as, without limitation, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). Each member of the Committee shall be entitled to indemnification by the Company for such member’s actions as a member of the Committee in accordance with the terms and conditions of the Indemnification Agreement between such member and the Company, the Company’s Bylaws and otherwise as such member is entitled with respect to such member’s service as a member of a committee of the Board.

      The members of the Committee shall be appointed by the Board and shall serve on the Committee at the discretion of the Board. The Board may designate a Chairman of the Committee (the “Chairman”). In the absence of the Board’s appointment of a Chairman of the Committee, the members of the Committee shall appoint a Chairman of the Committee by a majority vote of the full Committee. To the extent not inconsistent with applicable law or regulation or Nasdaq listing standards, the Committee may delegate to the Chairman the authority to take any action on behalf of the Committee required or permitted by this Charter. The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

III.	Meetings

      The Committee shall meet, either in person or by telephone, at such times as the Committee shall deem necessary or appropriate. The Committee shall meet in executive session at least two times annually. The Committee shall meet at least annually with the Company’s management personnel (“Management”), the Company’s independent accountants (the “Accountants”) and the Company’s Internal Audit Department personnel to discuss any issues that the Committee deems appropriate. Such meetings may take place at the regularly scheduled Committee meeting and may be held collectively or separately, as the Committee deems appropriate. To the extent the Committee determines that it would be appropriate to hold separate meetings with any of Management, the Internal Audit Department or the Accountants, it shall do so. Minutes of each meeting of the Committee shall be prepared at the direction of the Chairman and shall be approved by the Committee at the subsequent Committee meeting. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Company shall retain a copy of the Committee’s minutes in the Company’s minute book.

IV.	Responsibilities and Duties

      The Committee’s specific responsibilities and duties shall include the following:

1. Since the Accountants are ultimately accountable to the Committee and the Board, as representatives of the stockholders, the Committee shall: (a) directly appoint, retain and compensate the Accountants, considering independence, effectiveness and cost; (b) review and discuss with the Accountants the scope and extent of the Accountants’ annual audit, including, without limitation, the terms of the Accountants’ engagement letter and the compensation to be paid to the Accountants; and (c) review the performance of the Accountants on an annual basis and, if the circumstances warrant, recommend to the Board the termination of the Accountants (including with such recommendation the reasons for such proposed termination). The Committee shall be directly responsible for the oversight of the work of the Accountants (including resolution of disagreements between Management and the Accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the Accountants shall report directly to the Committee. In its review of the scope of the Accountant’s annual audit, the Committee shall consider, as and to the extent it deems appropriate: (i) the industry and business risk characteristics of the Company; (ii) the Company’s external reporting requirements; (iii) the materiality of the Company’s various properties and business segments; (iv) the quality of internal accounting controls; and (v) the degree of involvement and reliability of the Internal Audit Department.

2. The Committee shall pre-approve all audit and non-audit services of the Accountants, subject to a de minimis exception. Alternatively, the engagement of the Accountants may be entered into pursuant to pre-approved policies and procedures established by the Committee.

3. The Committee shall review with Management and the Accountants the Company’s annual and quarterly financial statements. Such review shall include a review of:

•	An analysis of the Accountant’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	The financial information to be included in the Company’s Annual Report on Form 10-K (the “Annual Report”), including the financial statements, financial schedules, Management’s Discussion and Analysis of Financial Condition and Results of Operations and all other financial disclosures required by generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC as in effect from time to time, and including accounting policies that may be regarded as critical;

•	Major issues regarding the Company’s significant accounting policies, principles and practices and all material judgments made and accounting estimates used by Management in preparing the financial statements;

•	All alternative treatments of financial information within GAAP that have been discussed with Management, ramifications of the use of those alternative disclosures and treatments and the treatment preferred by the Accountants and the reasons for favoring that treatment;

•	Any significant disagreements between any of Management, the Internal Audit Department and the Accountants encountered during the course of the Company’s annual audit or otherwise, and any limitations in scope or impediments to accessing information imposed on the Accountants or the Internal Audit Department by Management;

•	Any significant adjustments to the Company’s financial results that are or were proposed by the Accountants;

•	Any material written communications between the Accountants and Management, such as any management letter or schedule of unadjusted differences;

•	Any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the year; and

•	Any other matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as in effect from time to time (“SAS 61”).

4. Each year, prior to the filing of the Company’s Annual Report with the SEC, the Committee shall require the Accountants to submit a written report to the Committee: (a) delineating all relationships between the Accountants and the Company which, in the Accountants’ professional judgment, may reasonably be thought to bear on its independence; and (b) confirming that, in the Accountants’ professional judgment, they are independent of the Company within the meaning of the securities laws, SEC rules and regulations and applicable Nasdaq listing standards. The Committee shall review the Accountants’ report and all non-audit services provided by the Accountants, and shall discuss such report and services with the Accountants, to the extent necessary or appropriate to allow the Committee to make an informed conclusion with respect to whether the Accountants possess the independence and objectivity required for the audit.

5. Based on the matters set forth in Items 3 and 4 above, the Committee shall recommend to the Board whether or not the financial information proposed to be included in the Annual Report should be so included.

6. The Committee shall assure the regular rotation of the lead audit partner of the Accountants as required by Section 10A(j) of the Exchange Act.

7. The Committee shall establish clear Company hiring policies for employees or former employees of the Accountants.

8. Each year, the Committee shall submit a report to the Company to be included in the Company’s Proxy Statement covering all matters required to be covered by the rules and regulations of the SEC and applicable Nasdaq listing standards.

9. The Committee or the Chairman shall meet (in person or by telephone) with the Company’s Chief Financial Officer and the Accountants to review and discuss the Company’s unaudited quarterly financial statements before the public release thereof. The Committee or the Chairman, as the case may be, shall discuss with the Company’s Chief Financial Officer any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the quarter.

10. The Committee shall, from time to time as it determines appropriate, consult with the Accountants, outside of the presence of Management, regarding the adequacy and effectiveness of the Company’s system of internal control and the accuracy and completeness of the Company’s disclosure controls and procedures and management reports thereon.

11. The Committee shall from time to time as it deems appropriate, but in no event less frequently than annually, review with Management the adequacy of the Company’s system of internal control for providing reasonable assurance that the Company’s prescribed policies and procedures are followed and that transactions are properly recorded and reported.

12. The Committee shall review and approve, as it deems appropriate, all material changes to the Company’s accounting policies, principles and practices (“Policies, Principles and Practices”), other than those required by law, regulation or GAAP, and shall review the extent to which all changes to Policies, Principles and Practices have been implemented (allowing an appropriate amount of time for the implementation thereof). In determining whether any material change to Policies, Principles and

Practices is appropriate, the Committee shall consider the Accountants’ judgment about the appropriateness thereof.

13. The Committee shall review and approve, as it deems appropriate, all material changes in the accounting, financial reporting or internal control-related duties of the Company’s Chief Financial Officer.

14. The Committee shall review and approve, as it deems appropriate, recommendations from Management regarding the establishment of, or changes to, the respective job responsibilities of the staff members of the Internal Audit Department. The Committee shall review and approve, as it deems appropriate, the assignment by Management to any staff member of the Internal Audit Department of tasks outside the scope of such approved job responsibilities that may materially affect the ability of the Internal Audit Department to perform its assigned responsibilities.

15. At each of its meetings, the Committee shall review the activities of the Internal Audit Department and the extent to which the policies and procedures followed by the Internal Audit Department focus on significant risk areas to the Company.

16. The Committee shall review recommendations and reportable findings of the Internal Audit Department and the Accountants and the actions taken by Management in response to such recommendations and findings.

17. The Committee shall review and discuss with Management and the Accountants significant accounting and reporting issues, including recent professional and regulatory pronouncements. The Committee may request the Accountants to provide the Committee with periodic reports and supplementary materials to enable the Committee to perform this review.

18. The Committee shall, from time to time as it deems appropriate, review other matters that come to its attention in areas such as security and surveillance, legal and regulatory compliance, information technology systems, and other subject matters that could have a material impact on the Company’s financial results and financial statements (“Other Subject Matters”). In addition, the Committee shall meet with Management as it deems appropriate to assess generally the adequacy, from a financial reporting perspective, of the Company’s policies and procedures and operations related to Other Subject Matters. The Committee shall recommend to Management or the Board any actions the Committee believes are necessary or appropriate to ensure that the Company’s policies and procedures and operations relating to Other Subject Matters are adequate to provide effective internal control.

19. The Committee shall review and discuss with Management and the Accountants any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

20. The Committee shall review and discuss with Management and the Accountants all transactions with parties related to the Company and the Committee shall approve or disapprove all such transactions.

21. The Committee shall review and reassess the adequacy of this Charter on an annual basis and shall recommend to the Board any amendments to this Charter that the Committee considers appropriate.

22. The Committee shall ascertain annually from the Accountants whether the Company has any issues that may be reportable under Section 10A(b) of the Exchange Act and any rules of the SEC promulgated thereunder.

23. The Committee shall review with Management and the Accountants any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies.

24. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25. The Committee shall, from time to time, perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws and applicable law as the Committee or the Board deems appropriate.

V.	Outside Advisors

      The Committee shall have the authority, without Board approval, to retain such outside legal, accounting and other advisors as it determines appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate the Accountants, outside legal counsel or any other advisors retained by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

VI.	Investigations

      The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors at the Company’s expense to assist it in the conduct of any investigation.

▼ DETACH PROXY CARD HERE ▼

1. Election of directors

☐	AUTHORITY GIVEN to vote for the nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees

(Instructions: To withhold authority to vote for any nominee, strike a line through such nominee’s name below.)

Class C Directors:      Craig H. Neilsen      Joseph E. Monaly      J. William Richardson

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

I DO	☐	DO NOT	☐	EXPECT TO ATTEND THE MEETING.

Number of Persons:

Dated:	, 2004

(Please Print Name)

(Signature of Stockholder)

(Please Print Name)

(Signature of Stockholder)

Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign).

▼ Please Detach Here ▼

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

REVOCABLE PROXY

AMERISTAR CASINOS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JULY 16, 2004

The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Gordon R. Kanofsky, Thomas M. Steinbauer and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Ameristar Casinos, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Venetian Hotel, 3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109, at 2:00 p.m. (local time) on Friday, July 16, 2004, and any and all adjournments or postponements thereof (the “Meeting”), with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS. THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE
REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.